Exhibit 99

Dollar General Corporation Expands Board of Directors

Company Adds David Rowland, Former Executive Chairman of Accenture plc, to its Board

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 29, 2023--Dollar General Corporation (NYSE: DG) today announced the appointment of David Rowland, former Executive Chairman of Accenture plc, to its board of directors effective August 5, 2023.

“We are pleased to welcome David to our board of directors,” said Michael Calbert, Dollar General’s Chairman of the Board. “David brings a deep knowledge of the global marketplace and vast experience in finance, operations, strategy and risk management, which will be an asset to Dollar General as we focus on driving value to our customers, employees and shareholders.”

With Rowland’s election, Dollar General’s board of directors now consists of ten total members. He joins the nine current Dollar General board members with extensive expertise and experience across several industries. Rowland also will serve on the Company’s audit committee of the board of directors effective August 5, 2023.

Rowland’s career spanned nearly four decades with Accenture. During which time, he served in notable leadership positions including Executive Chairman; Interim Chief Executive Officer; Chief Financial Officer; Senior Vice President, Finance; as well as a variety of consulting and finance leadership roles of increasing responsibility beginning in 1983.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of May 5, 2023, the company’s 19,294 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

Contacts

Dollar General Media Relations
dgpr@dollargeneral.com